Exhibit 10.2

EXECUTION COPY

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “First Amendment”) is dated as of November 9, 2016, between Blueprint Medicines Corporation, a Delaware corporation (the “Company”), and Christoph Lengauer (the “Executive”).  Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined herein).  This First Amendment shall be effective as of November 21, 2016 (the “Effective Date”).

WHEREAS, the Company and the Executive are parties to the Employment Agreement dated as of November 6, 2015 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth below in connection with Executive’s mutually agreed-upon transition to a new employment role at the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby confirmed, the Company and the Executive agree that the Employment Agreement is amended as follows:

1.        Section 1(b) of the Employment Agreement shall be amended and restated as follows:

Position and Duties.  Commencing on the Effective Date, the Executive shall no longer serve as the Company’s Chief Scientific Officer but, instead, shall transition into the role of Executive Vice President.  As Executive Vice President, Executive shall perform services for the Company as determined by the Company’s Chief Executive Officer (“CEO”).  The Executive acknowledges and agrees that his role as Executive Vice President may change from time to time, and such changes shall not constitute “Good Reason” as defined herein unless they constitute a material diminution in the Executive’s responsibilities, authority or duties as Executive Vice President in the aggregate.  As Executive Vice President, the Executive shall devote one hundred percent (100%) of his full working time and efforts to the business and affairs of the Company through and including December 31, 2016 and effective as of January 1, 2017, the Executive will devote sixty percent (60%) of his full working time and efforts to the business and affairs of the Company.  After January 1, 2017, the Executive may engage in outside professional activities including by serving on other boards of directors, provided such activities do not pose a conflict of interest and are approved in advance by the Board of Directors of the Company (the “Board”). The Executive may also engage in religious, charitable, or other community activities as long as such services and activities do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

2.        Section 2(a) of the Employment Agreement shall be amended and restated as follows:

Base Salary. The Executive’s annual base salary shall be $430,000 until January 1, 2017 when the Executive’s annual base salary shall be reduced to $258,000.13 (the “Base Salary”). The Executive’s base salary shall be re-determined annually by the Board or the Compensation Committee and shall be subject to increase but not decrease while serving in the role as Executive Vice President.  The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

3.        Section 2(e) of the Employment Agreement shall be amended and restated as follows:

Vacations.  Commencing on January 1, 2017, the Executive shall be entitled to accrue paid vacation in accordance with the Company’s applicable policy, pro-rated based on his part-time status.

4.        The second sentence of Section 3(d) of the Employment Agreement shall be amended and restated as follows:

For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s express written consent:  (i) subject to Section 1(b) of this Agreement, a material diminution in the Executive’s responsibilities, authority or duties without the Executive’s consent; (ii) a material diminution in the Executive’s Base Salary and/or Target Incentive Compensation without the Executive’s consent (unless such diminution is in connection with a proportional reduction in compensation to all or substantially all of the Company’s employees); (iii) a material change of more than 50 miles in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company.”

5.        The Executive hereby gives his express written consent in this First Amendment for the changes described herein.  Accordingly, the Executive acknowledges and agrees that the changes described herein shall not be the basis of a “Good Reason” trigger as defined in the Employment Agreement, and therefore Executive shall not be eligible to resign for Good Reason as a result of any such changes or in connection with the negotiation, execution and delivery of this First Amendment and shall not be eligible to receive the Severance Amount and monthly COBRA cash payment as detailed in Section 4(b) of the Employment Agreement based on such a resignation.

6.        To the extent that there is any inconsistency between the terms and conditions of this First Amendment and the terms and conditions of the Employment Agreement, the terms and conditions of this First Amendment shall prevail.

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7.        The Executive hereby reaffirms his obligations under the terms of the Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement, dated as of November 25, 2011, by and between the Company and the Executive (the “Restrictive Covenant Agreement”), the terms of which are hereby are incorporated by reference as material terms of this First Amendment.

8.        This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original,  but such counterparts shall together constitute one and the same document. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.        Except as amended hereby, the Employment Agreement remains in full force and effect and the Employment Agreement, as amended, represents the entire agreement among Executive and the Company, and there are no other agreements, written or oral, relating to the subject matter hereof.   All references in the Employment Agreement to “this Agreement” (including “hereof”, “herein” and similar words or phrases) shall mean the Employment Agreement, as amended by this First Amendment.

[Signature page on following page]

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IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the date and year first above written.

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Jeffrey Albers
Name:	Jeffrey Albers
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Christoph Lengauer
Christoph Lengauer